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                                                                     Exhibit 4.5

                                    GUARANTY

     Subject to the next paragraph below, Intel Corporation, a Delaware corporation ("Intel") hereby irrevocably and unconditionally guarantees on a subordinated basis to the holders of 4% Convertible Subordinated Notes Due 2004 (the "2004 Notes") issued by Level One Communications, Incorporated (the "Company") under an Indenture dated as of August 15, 1997 between the Company and State Street Bank and Trust Company of California, N.A., a national banking association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture, dated as of August 10, 1999 (the "Supplemental Indenture"), among the Company, Intel and the Trustee, and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture and the 2004 Notes, that (i) the principal and premium, if any, of, and interest on the 2004 Notes promptly will be paid in full in cash when due, whether at the stated maturity, by acceleration, call for redemption or otherwise, and interest on the overdue principal and interest, if any, of the 2004 Notes, if lawful, and all other obligations of the Company to the holders of the 2004 Notes or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (ii) in case of any extension of time of payment or renewal of any 2004 Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the stated maturity, by acceleration or otherwise. Failing payment when due by the Company of any amount so guaranteed for whatever reason, the undersigned shall be obligated to pay the same immediately. Intel hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the 2004 Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any holder of the 2004 Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Intel hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the obligations contained in the 2004 Notes and the Indenture. If any holder of 2004 Notes or the Trustee is required by any court or otherwise to return to the Company or any custodian, Trustee, liquidator or other similar official acting in relation to the Company, any amount paid by the Company to the Trustee or such holder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect. The undersigned agrees that it shall not be entitled to any right of subrogation in relation to the holders of 2004 Notes in respect of any obligations guaranteed hereby until payment in full of all obligations is guaranteed hereby.

     It is the intention of Intel and the Company that the obligations of the undersigned hereunder shall be, but not in excess of, the maximum amount permitted by applicable law.

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Accordingly, if the obligations in respect of the Guaranty would be annulled, avoided or subordinated to the creditors of the undersigned by a court of competent jurisdiction in a proceeding actually pending before such court as a result of a determination both that this Guaranty was made without fair consideration and, immediately after giving effect thereto, the undersigned was insolvent or unable to pay its debts as they mature or left with an unreasonably small capital, then the obligations of the undersigned under this Guaranty shall be reduced by such court if such reduction would result in the avoidance of such annulment, avoidance or subordination; provided, however, that any reduction pursuant to this paragraph shall be made in the smallest amount as is strictly necessary to reach such result. For purposes of this paragraph, "for consideration," "insolvency," "unable to pay its debts as they mature," "unreasonably small capital" and the effective times of reductions, if any, required by this paragraph shall be determined in accordance with applicable law.

     The undersigned shall be subrogated to all rights of the holders of 2004 Notes against the Company in respect of any amounts paid by the undersigned pursuant to the provisions of this Guaranty or the Indenture; provided, however, that the undersigned shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and interest on all 2004 Notes issued hereunder shall have been paid in full.

     The obligations of the undersigned under this Guaranty shall be, to the extent and in the manner set forth in the Indenture, junior and subordinated to the Guarantor Senior Indebtedness on the same basis as the 2004 Notes are junior and subordinated to Senior Indebtedness.

     THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     The validity and enforceability of this Guaranty shall not be affected by the fact that it is not affixed to any particular 2004 Note.

     The obligations of the undersigned to the holders of the 2004 Notes and to the Trustee pursuant to this Guaranty and the Indenture are expressly set forth in Article V of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms of this Guaranty and all of the other provisions of the Indenture to which this Guaranty relates.

     Capitalized terms used in this Guaranty which are not defined herein shall have the meanings assigned to them in the Indenture, as supplemented.


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     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed.

Dated: August 10, 1999

                                             INTEL CORPORATION


                                             By: /s/ Arvind Sodhani
                                                --------------------------------
                                                Name Arvind Sodhani
                                                Its Vice President and Treasurer


            [Guaranty of Level One 4% Convertible Subordinated Notes]


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